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                                                                   EXHIBIT 99.27

Wednesday February 27, 9:20 pm Eastern Time

Press Release

SOURCE: GAINSCO, INC.

GAINSCO Restructuring Decisions Result in
Significant Fourth Quarter Loss; Company Reaches
Agreement With Bank on Covenant Issues

FORT WORTH, Texas, Feb. 27 /PRNewswire-FirstCall/ -- GAINSCO, INC. (NYSE: GNA - news) today reported a net loss for the fourth quarter 2001 of $62.2 million (net loss applicable to common shareholders of $63.0 million), or $2.98 per common share, basic and diluted. The Company has made several restructuring decisions which impacted the results, including the February 7, 2002 announcement to cease writing commercial lines insurance business. The 2001 fourth quarter loss compares to a fourth quarter 2000 net loss of $10.8 million (net loss applicable to common shareholders of $10.9 million), or $0.52 per common share, basic and diluted.

"This quarter GAINSCO took action to reduce its exposure to the insurance industry and begin a long-term process of capital redeployment. These actions were determined to be essential to the process of preserving the capital and future of our Company," said Glenn W. Anderson, GAINSCO's president and chief executive officer.

"Operationally, the Company announced its decision this month to cease writing commercial lines insurance due to continued adverse claims development and unprofitable underwriting results. Despite concerted past efforts intended to restructure GAINSCO's commercial lines business into a profitable business platform, the Company concluded this quarter that it could no longer expose its capital to the ongoing volatility and unpredictability of claims trends that have

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continued to erode Company and industry results. Accordingly, the Company has begun the process of eliminating approximately $70 million of in force commercial lines business over the next twelve months. "In conjunction with this action, the Company announces the following additional capital management actions," stated Anderson.

      . "First, the Company recorded an increase in estimated ultimate claims liabilities of approximately $20.0 million in the fourth quarter 2001. The Company also recorded during this same quarter a provision for potential uncollectible receivables of $2.7 million. On business to be eliminated, the Company has $104.8 million in reserves as of year-end 2001 for approximately 2,400 existing and incurred but not reported claims. The Company expects to focus on effectively managing the disposition of this remaining inventory of claims.

      . "Second, the Company has recorded an impairment of approximately $13.4 million on the outstanding amount of goodwill on its balance sheet associated with its 1998 acquisition of the Lalande Group, a Miami, Florida-based nonstandard private passenger automobile operation. The remaining goodwill is approximately $3.5 million. This action was taken to reflect estimated market valuation levels of agencies in the personal automobile marketplace. Additionally, the Company continues to review current trends and projected profitability of our nonstandard personal automobile business. The Lalande Group produced approximately $40 million of gross premiums written in 2001.

      . "Third, the Company recorded a valuation allowance of $31.5 million against its deferred Federal income tax asset. The reason for this action is the uncertainty of future profitability levels. GAINSCO's right to utilize net operating loss carry forwards tax benefit of $19.9 million for Federal income tax purposes in the future, as the Company transitions its business platform, is not affected by this action.

      . "Finally, the Company has reached an agreement with its bank that will resolve the Company's previously announced breach of covenants under terms of an existing credit agreement. As part of an overall restructuring of this credit agreement, GAINSCO will prepay $6.1 million of the loan in March 2002. Additionally, several covenants will be eliminated and the interest rate will be changed to a base rate (which approximates prime) plus 175 basis points. The $4.2 million balance of the loan after the March 2002 prepayment will be payable in 2003. The Company is providing for funding of the 2002 prepayment and for holding company liquidity through a $7.2 million ordinary dividend from GAINSCO's principal insurance subsidiary, General Agents Insurance Company of America, Inc., and through the mutually-agreed early exercise for cash of a $2.1 million `put' option on certain illiquid investments to Goff Moore Strategic Partners, L.P."

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Shareholders' Equity at year-end 2001 is approximately $27.5 million. At year end 2001, $13.1 million has yet to be charged to Shareholders' Equity related to the accretion of the discount on the preferred stock. Book Value per common share (Shareholders' Equity, less unaccreted discount on preferred stock, divided by common shares outstanding) is approximately $0.68.

Combined statutory surplus at the end of the fourth quarter 2001 was $49.8 million. This amount does not include approximately $5.4 million of unrealized gains that existed in the statutory bond portfolios at the end of the fourth quarter 2001.

Full Year and Fourth Quarter 2001 Recap

For the twelve months ended December 31, 2001, the Company reported a net loss of $75.6 million (net loss applicable to common shareholders of $77.9 million), or $3.68 per common share, basic and diluted. This compares to a net loss for the twelve months of 2000 of $19.6 million (net loss applicable to common shareholders of $20.3 million), or $0.97 per share, basic and diluted. For the fourth quarter and full year 2001 and 2000, the effects of common stock equivalents and convertible preferred stock are antidilutive due to the net losses. As a result, basic loss per share and diluted loss per share are reported as the same number.

The result for the twelve months of 2001 includes a pre-tax increase in estimated ultimate liabilities related to prior accident years totaling approximately $30.5 million. Of this amount, approximately $9 million was recognized as a reinsurance recovery due to reinsurance protection the Company has in place covering commercial automobile losses from accident years 2000 and prior. Under generally accepted accounting principles, the reinsurance recovery is deferred and recorded as income in future periods. For the fourth quarter and year ended 2001, the Company recognized approximately $1.1 million of the approximately $9 million reinsurance recovery available under generally accepted accounting principles. Under statutory accounting principles, this

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reinsurance recovery is immediate and is included in other income in the results for 2001.

The statutory combined ratio for the twelve months of 2001 was 163.0%, compared to a combined ratio of 124.2% for the twelve months of 2000. The statutory claim ratio for the twelve months of 2001 was 124.6%, compared with 95.6% for the twelve months of 2000. The statutory combined ratio for the fourth quarter of 2001 was 238.8%, compared to a combined ratio of 127.3% for the 2000 fourth quarter. The statutory claim ratio for the 2001 fourth quarter was 194.9%, compared with 121.1% for the fourth quarter of 2000.

Continued listing on the New York Stock Exchange ("NYSE") involves the Company meeting certain quantitative and qualitative criteria of the NYSE. As a result of the actions described above, together with recent market prices for the common stock, the Company may be considered below these criteria. The Company has been advised by the NYSE that it is reviewing the situation. The results announced today entitle a non-affiliated reinsurer to direct that certain assets held in a trust account under a reserve reinsurance cover agreement with that reinsurer be transferred to the reinsurer. Such action, however, should not affect the reinsurance provided.

GAINSCO, INC. is a Fort Worth, Texas-based holding company. The Company's nonstandard personal automobile insurance products are distributed through retail agents in Florida. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc., MGA Insurance Company, Inc., GAINSCO County Mutual Insurance Company and Midwest Casualty Insurance Company. Statements made in this release that are qualified with words such as "expects", "may", "will", "should", "continued", etc., are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, (a) the Company's ability to effect the successful exit from unprofitable lines and businesses that the Company believes cannot be counted on to produce future

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profit, (b) heightened competition from existing competitors and new competitor entrants into GAINSCO's markets, (c) the extent to which market conditions firm up, the acceptance of higher prices in the market place and the Company's ability to realize and sustain higher rates, (d) contraction of the markets for the Company's business, (e) the Company's ability to secure an A.M. Best rating acceptable to its end markets and meet its obligations under its capital and debt agreements, (f) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (g) the effectiveness of investment strategies implemented by GAINSCO's investment manager, (h) continued justification of recoverability of goodwill in the future, (i) the availability of reinsurance and the ability to collect reinsurance recoverables, (j) the Company's ability to invest in new endeavors that are successful, (k) the limitation on GAINSCO's ability to use net operating loss carryforwards as a result of constraints caused by ownership changes within the meaning of Internal Revenue Code Section 382, (l) continued listing of the Company's common stock on the NYSE or, if such listing is not continued, the qualification of the Company's common stock for trading on a different market which would allow acceptable liquidity and trading for the Company's common stock, and (m) general economic conditions, including fluctuations in interest rates. A forward-looking statement is relevant as of the date the statement is made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which the statements are made. Please refer to the Company's recent SEC filings for further information regarding factors that could affect the Company's results.

[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations for the quarters and twelve months ended December 31, 2001 and December 31, 2000 follow.]

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                        GAINSCO, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)

                                           Quarter ended   Twelve months ended
                                            December 31        December 31
                                           2001     2000      2001     2000

    Gross premiums written                $22,873   39,706  $117,183  168,286
    Net premiums written                  $13,637    4,036   $68,295  118,823

    Premiums earned                       $17,202   37,163   $68,727  151,456
    Net investment income                   1,422    3,841     8,091   14,093
    Realized gains (losses)                 2,370       (7)    4,275   (1,907)
    Insurance services                        871     (179)      327    1,054
    Total revenues                         21,865   40,818    81,420  164,696

    Claims & CAE incurred                  36,255   44,087    87,426  143,439
    Commissions                             2,729   (2,857)   15,305   20,688
    Change in deferred acquisition costs    2,496   11,635      (886)  12,638
    Interest expense                          144      342       842    1,409
    Amortization expense                      193      247       882      964
    Underwriting and operating expenses     6,250    3,886    18,485   16,507
    Goodwill impairment                    13,361      ---    18,447      ---
       Loss before Federal income taxes
        and cumulative effect of change
        in accounting principle           (39,563) (16,522)  (59,081) (30,949)

    Federal income taxes                   22,685   (5,770)   16,036  (11,398)
       Loss before cumulative effect of
        change in accounting principle    (62,248) (10,752)  (75,117) (19,551)
    Cumulative effect of change in
     accounting principle, net of tax         ---      ---      (490)     ---

       Net loss                          $(62,248) (10,752) $(75,607) (19,551)

       Net loss available to common
        shareholders                     $(63,019) (10,947) $(77,936) (20,332)

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    Loss per common share, basic and
     diluted:
        Loss before cumulative effect
         of change in accounting
         principle, per common share       $(2.98)   (0.52)   $(3.66)   (0.97)
        Cumulative effect of change in
         accounting principle, per
         common share                        0.00     0.00     (0.02)    0.00
        Net loss per common share *        $(2.98)   (0.52)   $(3.68)   (0.97)

    STATUTORY RATIOS
        Claim & CAE Ratio                  194.9%   121.1%    124.6%    95.6%
        Expense Ratio                       43.9%     6.2%     38.4%    28.6%
        Combined Ratio                     238.8%   127.3%    163.0%   124.2%

     * The effects of common stock equivalents and convertible preferred stock are antidilutive due to the net loss. As a result, basic loss per share and diluted loss per share are reported as the same number.

SOURCE: GAINSCO, INC.